EMPLOYMENT AGREEMENT

THIS AGREEMENT MADE AS OF April 30, 2015 but effective as of January 1, 2015 (The “Effective Date”)

BETWEEN:

Berkshire Homes, Inc., a company incorporated under the laws of the State of Nevada, USA, having a business address at 2375 East Camelback Road – Suite 600, Phoenix, Arizona, 85016.

(the “Company”)

OF THE FIRST PART

AND:

Llorn Kylo, A Canadian citizen, having work authorization in the United States of American under an E2 Visa

(the “Employee”)

OF THE SECOND PART

WHEREAS the Company has agreed to hire the Llorn Kylo as a full-time Employee of the Company and the Employee has agreed to provide management services to the Company on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the parties hereto agree (the “Agreement”) as follows:

1.	APPOINTMENT

1.1.	The Company hereby retains the Employee to provide the Company management with services as the Chief Executive Officer and as a member of the Company’s Board of Directors (the “Services”) in regards to the Company’s management and operations, and the Employee hereby agrees to provide such Services upon the terms and conditions contained in this Agreement.

2.	TERM; TERMINATION:

1.1.	The term of this Agreement will begin on the Effective Date and terminate (i) by mutual consent; (b) if the Employee gives 30 days’ prior written notice to the Company; or (c) if the Company gives 90 days’ prior written notice to the Employee. If the Company terminates the Employee, the Employee shall be entitled to one year’s severance pay and any bonus payable to Employee. Employee will also be able to keep the Company vehicle in the event of termination.

3.	ASSIGNMENT:

1.1.	Due to the personal nature of the services to be rendered by Employee, this Agreement may not be assigned. Company may assign all rights and liabilities under this agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets with the prior written consent of the Employee. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns, and successors of the respective parties.

4.	REMUNERATION/REIMBURSEMENT

1.1.	Salary. During the term of this Agreement, and provided the Agreement has not been terminated pursuant to Section 2, Company shall pay Employee a salary of $6,000 per month commencing from the Effective Date payable in respect of each calendar month on the last day of each month. The Employee shall be entitled to four weeks per year of paid vacation.

1.2.	Bonus. The Employee will be entitled to a bonus set by the Board of Directors at year end each year.

1.3.	Expenses. Company shall reimburse Employee for all reasonable and necessary out-of-pocket expenses, including travelling expenses, associated with providing the Services. Any monthly expenses shall be approved by the Company prior to their being incurred.

1.4.	Stock Options. On the date of this Agreement, the Employee shall be granted 2,000,000 options in the Company exercisable at the price of the most recent trade of the Company’s shares as of the end of trading on that date.

1.5.	Benefits. Employee is to receive full medical, dental, insurance and automobile coverage paid for by the Company.

1.6.	Taxes. Company will deduct the required tax owing and remit monthly to the IRS on the Employee’s behalf. If Employee incurs income tax or any other tax, including payroll tax, as a result of the receipt of non-cash compensation during any fiscal year, Company shall pay to Employee an amount equal to cover any and all such tax.

5.	DUTIES OF THE EMPLOYEE

1.1.	The Employee shall provide management services to the Company pursuant to this Agreement by directing, overseeing and coordinating major activities of the Company’s operations, including identifying, evaluating, performing due diligence and acquiring direct equity holdings in promising properties located in the US, raising capital, as well as acting as spokesperson for the Company. The Company recognizes that the Employee is actively involved in other businesses as board member and management, and that therefore, the Employee shall devote the necessary time, ability, and attention to the business of the Employer as he and the Board of Directors mutually deem necessary to carry out his duties.

6.	CONFIDENTIALITY

1.1.	Unless permitted by resolution of the Directors, the Employee shall not, during the term of this Agreement or at any time thereafter, use for its own purposes or for any purposes other than those of the Company any intellectual property or knowledge or confidential information of any kind whatsoever it may acquire in relation to the Company’s business or the business of its subsidiaries, and such shall be and remain the property of the Company.

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8.	GENERAL

1.1.	The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

1.2.	Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

1.3.	This Agreement shall insure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. This Agreement may not be assigned by either party hereto without the prior express written consent of the other party.

1.4.	This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought and this Agreement supersedes all prior agreements between the parties.

1.5.	Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further acts and other things as may be necessary to implement and carry out the intent of this Agreement.

1.6.	All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by postage prepaid double registered mail address as follows:

To the Company:

Berkshire Homes, Inc.

Address: 2375 East Camelback Road, Phoenix, Arizona, 85016

Attention: The President

To the Employee:

Address: 5838 E Berneil Lane, Paradise Valley, Arizona, 85253

Attention: Llorn Kylo

IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto effective as of the day and year first above written.

BERKSHIRE HOMES, INC.

Per: /s/ Authorized Signatory	/s/ Llorn Kylo
Authorized Signatory	Llorn Kylo

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